Exhibit 10.3

CONSULTING AGREEMENT

THIS AGREEMENT (“Agreement”), effective as of September 30, 2013 (the “Effective Date”), is by and between Harrison Dillon, having a mailing address of                                                                                                (“Consultant”), and Solazyme, Inc., a Delaware corporation having a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (the “Company” and together with “Consultant” may be collectively referred to hereunder as the “Parties”).

WHEREAS, Consultant is in the process of transitioning from being the President of the Company to being a consultant to the Company; and

WHEREAS, the Company desires to utilize the Consulting Services (as defined below) of Consultant in order to continue to obtain the benefit, experience and ability of Consultant; and

WHEREAS, Consultant is willing to render such Consulting Services and to devote Consultant’s best efforts to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Scope of Consulting Services; Term.

(a) The Company hereby engages Consultant to advise and assist the Company with regard to support of general business activities and intellectual property support, including without limitation, the services set forth in Exhibit A (collectively, the “Consulting Services”). The Company hereby retains Consultant, and Consultant hereby agrees, to perform assignments, and engage in other work at the direction of the Company related to the Consulting Services. Consultant agrees to perform the Consulting Services on a mutually agreed schedule and location during the Term (defined in Section 1(c) below).

(b) Consultant shall perform the Consulting Services diligently, timely and conscientiously, in accordance with the highest professional standards and in compliance with all applicable laws and regulations. Consultant shall cooperate with the Company’s personnel and shall not interfere with the conduct of the Company’s business.

(c) Unless terminated earlier under Section 7, the term of this Agreement (“Term”) shall commence on the Effective Date and expire on the third anniversary of the Effective Date.

2. Consulting Compensation.

(a) Consulting Fee. The Company shall pay Consultant a fee of $500 per hour during the first 24 months of the Term. Consultant shall provide, and the Company shall pay for, a minimum of 8 hours per month of Consulting Services during the first 24 months of the Term on mutually convenient dates and times. The Company shall not pay for, or receive, more than 8 hours per month of services during the first 24 months of the Term without the prior written mutual consent of the Company and Consultant. Consultant will also provide a maximum of 8 hours per month of Consulting Services on mutually convenient dates and times during the final 12 months of the Term in return for the continued vesting of his equity awards from the Company and shall not receive any other fee for such services. If the Company and Consultant mutually consent in writing to have Consultant provide more than 8 hours per month of Consulting Services during any of the final 12 months of the Term, the Company shall pay Consultant a fee of $500 per hour for each hour in excess of 8 hours up to the maximum amount indicated in the Company’s and Consultant’s mutual consent. During the Term, Consultant shall on a monthly basis submit to the Company an itemized invoice detailing Consultant’s activities in such month. The Company shall pay the amount due to Consultant within thirty (30) days of its receipt of such invoice.

(b) Expense Reimbursement. The Company shall also reimburse Consultant for reasonable expenses for airfare and related kinds of travel expenses (e.g., parking), accommodations and food (except for site visits at the Company), incurred during Consultant’s performance of Consulting Services under this Agreement. Consultant shall obtain prior written consent (email will suffice) from the Company prior to any reimbursable travel under this Agreement. Reimbursement of expenses shall be in accordance with the Company’s written expense reimbursement policy. Travel time shall not be compensated or included as part of the Consulting Services. Expenses that exceed $1,000 in the aggregate during any given month of the Term shall require the Company’s prior approval (email will suffice). Expenses shall be reimbursed within thirty (30) days of Consultant’s submission of an invoice setting forth each expense, including the date, amount and purpose for the expense, together with receipts showing payment by Consultant. The Company has no obligation to reimburse Consultant for expenses that are incurred by Consultant that are not properly documented.

3. Independent Contractor Status. Consultant agrees and acknowledges that Consultant is acting as an independent contractor in performing the Consulting Services and for all other purposes under this Agreement and that the relationship between Consultant and the Company shall not constitute an employer-employee relationship, partnership, joint venture, or agency. Consultant shall be solely responsible for any and all taxes and any withholding and other self-employment tax obligation with respect to this Agreement. Consultant agrees that Consultant is not entitled to any of the benefits provided by the Company to the Company employees and that the Company shall not procure, maintain or make payments with respect to any workers’ compensation or unemployment compensation insurance for or on behalf of Consultant. This provision does not apply to Company’s agreement to provide health insurance premium payments according to Section 1b of the Separation and Release Agreement.

4. Competitive Activities. Consultant agrees that during the Term he shall not engage in any employment, occupation, consulting or other business activity that is directly related to, or competitive with, the business in which the Company is now involved, nor will he engage in any other activities that conflict with his obligations to the Company. Consultant will inform the CEO of the Company in writing (email will suffice) of proposed employment, consulting and business activities of Consultant during the Term, with a reasonable description of his involvement in such activities, if such consulting and/or business activity is reasonably related to the Company’s Technology Platform (as defined in Exhibit A). The CEO or an individual designated by the CEO shall respond within one week of such notice indicating either (a) that the Company does not believe the proposed employment, consulting or business activities constitute competitive activities; or (b) that the Company does believe the proposed employment, consulting or business activities constitute competitive activities; or (c) that the Company desires further information about the proposed employment, consulting or business activities. In the case of (c), a timely response to provision of further information indicating (a) or (b) shall not be unreasonably withheld. Lack of response to Consultant’s notice within one week shall be deemed agreement that the proposed employment, consulting or business activities do not constitute competitive activities.

5. Ownership of Intellectual Property and Work Product. All work, reports, writings, ideas, designs, methods, computer software and data recorded in any form that are created, developed, written, conceived or made by or on behalf of Consultant (whether solely or jointly with others) in rendering Consulting Services hereunder, or in the performance of Consultant’s obligations under this Agreement, or otherwise related to the Company’s Technology Platform (collectively, “Work Product”) shall be and remain the exclusive property of the Company. The Company shall own all right, title and interest in and to any and all inventions, discoveries, know-how and other intellectual property, including, without limitation, any improvements thereto, that are conceived, reduced to practice or otherwise made by or on behalf of Consultant (whether solely or jointly with others) in rendering Consulting Services hereunder, or the performance of Consultant’s obligations under this Agreement, or otherwise directly related to the Company’s Technology Platform and any patent, trade secret or other intellectual property rights with respect thereto (collectively, “Intellectual Property”). Consultant hereby assigns and transfers to the Company any and all right, title and interest Consultant may have in and to such Intellectual Property throughout the world. Consultant shall make full disclosure to the Company of Work Product. Consultant agrees that Work Product that is copyrightable subject matter shall be “work made for hire” within the meaning of the copyright laws of the United States. Consultant shall (i) execute all documents and perform all acts deemed necessary by the Company to evidence the Company’s ownership of the Intellectual Property and Work Product, and (ii) assist the Company in preparing, prosecuting, obtaining, registering, maintaining, defending and enforcing, at the Company’s expense, at the Company’s discretion and exclusive control, all patents and any foreign equivalents thereof, trademarks, copyrights, trade secret rights and other proprietary rights in and to the Intellectual Property and Work Product in any and all countries as may be determined by the Company. Consultant shall provide additional assistance to the Company, as necessary, to protect the Company’s ownership of the Intellectual Property and Work Product in the event of any third party claims related to such ownership.

Consultant hereby appoints the Company as attorney-in-fact for the purpose of executing such documents in Consultant’s name as may be necessary or desirable to carry out the purposes of this paragraph. Consultant represents, warrants and covenants that neither this Agreement nor Consultant’s Consulting Services hereunder will violate any written agreement, which Consultant has with any other employer, former employer or any other third party and Consultant will not, in performing the Consulting Services, disclose, violate, infringe or misappropriate any patent, intellectual property, trade secrets or other proprietary information of third parties.

6. Confidential Information. “Confidential Information” subject to this Agreement is the Company’s information, in written or verbal form, which comprises or is directly related to technical plans and information, experimental data, financial information, business strategies, grant applications, patent applications, specifications, scientific procedures and techniques, biological material, intellectual property strategies, trade secrets, general business and commercial information, and other like information. Consultant will protect the Confidential Information provided to Consultant by or on behalf of the Company from any use, distribution or disclosure except as explicitly permitted by the Company. Consultant will use no less than a high standard of care when protecting Confidential Information and will use Confidential Information solely for purposes of performing Consulting Services. Notwithstanding the foregoing, Consultant shall have no obligation to the Company with respect to the use, or disclosure to others not party to this Agreement, of such information that: a) prior to disclosure was known to or in the possession of Consultant as evidenced by its written records; b) is or becomes publicly known during the Term, other than through a breach of Consultant’s obligations hereunder; c) is rightfully received from a third party who is free to disclose to others without breach of any obligation of non-disclosure; or d) is developed by Consultant independently of any disclosures made under this Agreement as evidenced by its written records, or e) is authorized to be released by way of express written authorization by the Company. In addition Consultant shall be entitled to disclose Confidential Information to the extent such disclosure is required by applicable law, regulation or bona fide legal process to be disclosed; provided, however, that (i) Consultant takes all reasonable steps to restrict and maintain the confidentiality of such disclosure and provides reasonable prior written notice to the Company of the requirement to disclose such information along with the specific disclosure(s) proposed to satisfy such law(s), regulation(s) or legal process(es), and (ii) Confidential Information disclosed pursuant to this Section 6 shall otherwise remain Confidential Information for the purposes of this Agreement. The obligations set forth in this Section 6 with respect to Confidential Information shall continue in full force and effect for a period of two (2) years after the date of termination or expiration of this Agreement. Thereafter, Consultant’s obligations under this Section 6 shall survive and continue in effect with respect to Confidential Information that is a trade secret under applicable law. Consultant shall be free to disclose to others that he is providing, or has provided, Consulting Services.

7. Termination.

(a) This Agreement may be terminated earlier by the Company immediately on written notice to Consultant:

(i) if Consultant is in breach of his obligations under Section 4 of this Agreement;

(ii) if Consultant is in material breach of this Agreement;

(iii) if Consultant is in material breach of the Separation and Release Agreement with the Company dated on or about the date hereof; and/or

(iv) if Consultant is in material breach of the Employee Proprietary Information and Inventions Agreement with the Company dated October 11, 2004.

(b) In the event of termination pursuant to this Section 7 or expiration of this Agreement, Consultant shall be entitled to receive any consulting fee and expense reimbursement due and payable under this Agreement but not yet paid as of the effective date of termination or expiration and shall be entitled to all RSUs vested through the termination or expiration of this Agreement and to exercise all stock options vested through the termination or expiration of this Agreement within three months of such termination or expiration. Such payments shall constitute full and complete settlement of any and all claims of Consultant of every description against the Company. Upon termination or expiration of this Agreement, Consultant shall immediately deliver to the Company all Confidential Information, Work Product and other property of the Company.

(c) Consultant may terminate this Agreement on 45 days notice to the Company.

8. Remedies. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9. Governing Law and Disputes. This Agreement shall be governed by and construed under the laws of California without reference to its principles of choice of law.

10. Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both Parties.

11. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect.

12. Non-Solicitation. During the Term and for a period of one (1) year after the termination or expiration of this Agreement, Consultant shall not directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers or (ii) solicit, induce, recruit or encourage any person employed by the Company to leave his or her employment.

13. Survival. The respective rights and obligations of the parties set forth in Sections 5, 6, 7, 8, 9, 12 and 13 of this Agreement shall survive the termination or expiration of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement or have caused this Agreement to be executed by themselves or their duly authorized representatives effective as of the Effective Date.

SOLAZYME, INC.	HARRISON DILLON

By: /s/ Jonathan Wolfson	/s/ Harrison Dillon

Name: Jonathan Wolfson

Title: CEO

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